EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-210094 on Form S-3 and in Registration Statement Nos. 333-211967, 333-208876, 333-197706, 333-62780, 333-63186, 333-130605, 333-153202, 333-153770, 333-169961 and 333-181150 on Form S-8 of our report dated March 1, 2017, relating to the 2016 consolidated financial statements (before retrospective adjustments to the consolidated financial statements and financial statement disclosures) of Willis Towers Watson Public Limited Company (not presented herein), appearing in this Annual Report on Form 10-K of Willis Towers Watson Public Limited Company for the year ended December 31, 2017.

/s/ Deloitte LLP
London, United Kingdom
February 28, 2018